UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)         April 30, 2010

Rx Technologies Corp.

(Exact name of registrant as specified in its charter)

Florida	333-156942	26-3891952
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7076 Spyglass Avenue, Parkland, FL	33076
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(954) 599-3672

___________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement
Item 2.01	Completion of Acquisition or Disposition of Assets
Item 3.02	Unregistered Sales of Equity Securities
Item 5.01	Change in Control of Registrant
Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Intellectual Property Agreement

On April 30, 2010, Rx Technologies Corp. (formerly known as Gift Card Digest Corp.) (the “Company” or “Rx”) entered into an Intellectual Property Agreement with Mr. Evan Brovenick, the developer and owner of the RxTC database processes for prescription drug databases.  The RxTC solutions is a secure, easy-to-use and zero cost service for confronting prescription drug abuse and diversion with special emphasis on the State of Florida.  The RxTC solution is a comprehensive secure validation, monitoring and reporting procedure integrated with visual identification verification (VIV) system.  The process immediately prevents “doctor shopping,” individuals going to more than one physician at a time to obtain prescription drugs such as OxyContin, Methadone and Vicodin.  By deploying the RxTC solution, patient’s identities can be undisputedly verified and validated.  Physicians and pharmacists will immediately have live, real-time data available for scrutiny and will receive important alerts and valid dispensing histories.  Secondary verification at the point of dispensing will further eliminate the potential for fraud and other more serious crimes.

Pursuant to this agreement, the Company acquired solely the intellectual property and related rights, but acquired no additional assets and assumed no liability associated with such intellectual property.  The total consideration for the intellectual property purchased was the issuance of 37,221,850 common shares of Rx.  These shares were allocated, in part, to certain other associates involved with facilitating the development of the intellectual property.

Rx will continue its existing Gift Card operations in addition to exploiting RxTC database processes for prescription drug databases.

Management and Shareholders

New officers and directors were elected as follows, and Tammi Shnider, the former principal executive officer of the Company, resigned as an officer and continues as a director.

Name	Positions

Michael McManus	President and Director
Shepard Doniger	Vice President, Secretary, Treasurer and Director
Tammi Shnider	Director

In connection with this transaction and the issuance of the common shares described above, the following represent principal shareholders of Rx:

Name	No. of Shares		Percentage

Michael McManus	8,333,250		17.65%
Shepard Doniger	8,333,250		17.65%
Alvin Brovenick	8,333,250	(1)	17.65%
Brett Finkelstein	8,333,250	(2)	17.65%
Steven Adelstein	2,000,000		4.24%
Judith Adelstein	1,888,850	(3)	4.00%
Tammi Shnider	8,500,000	(4)	18.00%

__________

(1)	Alvin Brovenick is the father of the adult son, Evan Brovenick.

(2)	Includes 2,083,314 shares owned directly by Brett Finkelstein and 6,249,936 shares as custodian for his minor children: Blake Frank, Taylor Frank and Logan Finkelstein.

(3)	Judith Adelstein is the wife of Steven Adelstein and the mother of the adult daughter, Tammi Shnider.

(4)	Tammi Shnider is the adult daughter of Judith and Steven Adelstein.

There are, in addition, 1,500,000 shares of common stock held by other shareholders of Rx.

Background of Messrs. McManus and Doniger

Mr. McManus was elected president and a member of the Board of Directors of Rx on May 3, 2010.  From August 2004 to the present, Mr. McManus was the director of Investigative, Security and Consulting Services with the McManus Group.  As executive manager, he established The McManus Group, Inc., providing investigative, security and consulting services through a range of capabilities-based resourcing.  This company provides assessments for organizational and multi-agency adaptations to complex and rapidly changing domestic and global environments; facilitating and leading strategic, operational and tactical planning.  Mr. McManus recruited and directed a professional team of former federal, local and international security, intelligence and investigative agents and military officers.

This employment relationship with Mr. McManus will continue until such time as the board of directors of Rx Technologies Corp. establishes a different arrangement.

From January 2001 to June 2004, Mr. McManus was Chief of Operations and executive manager of United States Drug Enforcement Administration (DEA).  He directed Mexico/Central America staff at DEA Headquarters in Washington, DC and 15 offices and 150 personnel in Belize, Costa Rica, El Salvador, Honduras, Guatemala, Mexico, Nicaragua and Panama.  Responsibilities included coordination and integration of strategies, plans and operations (requiring frequent briefings of executive-level management) with federal agencies – Department of State, Department of Homeland Security, Office of National Drug Control Policy, U.S. Interdiction Coordinator, Bureau of Immigration and Customs Enforcement, Internal Revenue Service, Central Intelligence Agency, National Security Agency, U.S. Marshals Service and Federal Bureau of Investigation.

Mr. Doniger was elected vice president, Secretary, Treasurer and member of the Board of Directors of Rx on May 3, 2010.  Mr. Doniger has spent substantially his entire career in the communication and marketing fields, including campaign media strategies.  From 2004 to the present, Mr. Doniger was the Chief Executive Officer of Black Dog Communications, Inc., an Australian-based communications and consulting firm.  As the firm’s leader, Mr. Doniger specializes in communication strategy, crises communications and development of to-to-market campaigns This employment relationship with Mr. Doniger will continue until such time as the board of directors of Rx Technologies Corp. establishes a different arrangement.

All officers and directors have agreed not take a salary until such time as Rx Technologies Corp. raises a minimum of $ 200,000.00.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

3.4	By-laws, as amended
10.3	Intellectual Property Purchase Agreement dated April 30, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Rx Technologies Corp.

Date: May 7, 2010	By:	/s/ Michael P. McManus
Michael P. McManus, President